SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 28, 2005

ACT Teleconferencing, Inc.

(Exact name of registrant as specified in its charter)

Colorado	0-27560	84-1132665
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1526 Cole Boulevard, Suite 300, Golden, Colorado	80401
(Address of principal executive offices)	Zip Code

(303) 233-3500

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c) )

Item 1.01. Entry into a Material Definitive Agreement.

Bridge Loan from Dolphin Direct Equity Partners, L.P.

On October 31, 2005, ACT Teleconferencing, Inc. (the “Company”), entered into a Loan Agreement (the “Agreement”) with Dolphin Direct Equity Partners, LP and its assignees (“Dolphin”), pursuant to which the Company received a bridge loan in the amount of $7 million. Approximately $5.5 million was used to satisfy the Company’s remaining obligations under agreements with eight secured subordinated lenders. The balance of the funds will be used for working capital and to pay expenses related to its recent preferred stock offering.

Among the obligations satisfied were the Note Agreement, dated May 12, 2003, and the accompanying Senior Secured Subordinated Note, due April 30, 2006, in the original amount of $7.3 million payable to New West Mezzanine Fund LP, Convergent Capital Partners I, L.P., KCEP Ventures II, L.P., and the James F. Seifert Management Trust. An unsecured non-interest bearing obligation of $470,000 to these parties for certain royalties earned under the Note Agreement remains due on December 31, 2006.

The Dolphin loan bears interest at a rate of 12%, matures on January 28, 2006, and is secured by substantially all the assets of the Company’s U. S. operating subsidiaries, subject to a first priority security interest held by the Company’s primary commercial lender, Silicon Valley Bank. The Company will repay the bridge loan from the proceeds of the second closing of an offering of the Company’s Series AA Convertible Preferred Stock, which will be offered to holders of the Company’s common stock through a rights offering which is currently in registration. The rights offering is expected to generate $7,960,000 from the sale of 79,600 shares of Series AA. The offering would provide additional working capital, after satisfaction of the Dolphin loan. Dolphin has agreed to backstop, first by way of offsetting outstanding amounts due under the bridge loan and thereafter in cash, any portion of the rights offering not subscribed by shareholders. The Company and Dolphin have agreed to delay the rights offering until resolution of issues raised by Nasdaq in the third quarter with respect to the Company’s listing qualifications.

Peter E. Salas and Carlos P. Salas, both of whom are principals of Dolphin, are members of the Company’s Board of Directors. The interest rate approximates the blended rate being accrued by the eight subordinated lenders. The loan allowed the Company to satisfy these obligations in previously-agreed discounted amounts, by the due date which had been extended to October 31, 2005. The terms of the loan were approved by a special committee of disinterested and independent directors.

Amendment to Loan and Security Agreement and Forbearance

On November 2, 2005, the Company entered into an agreement with Silicon Valley Bank, its senior commercial lender, to extend the due date of its line of credit to February 12, 2006, under the Loan and Security Agreement with the Bank, dated November 12, 2004. The Bank also granted the Company a forbearance for compliance with certain covenants under the Agreement, which will provide the Company additional time to complete its rights offering. The Company currently may draw up to $1.8 million on this line of credit, based on the Company’s assets.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 31, 2005, the Company entered into a Loan Agreement with Dolphin Direct Equity Partners, LP and its assignees, pursuant to which the Company received a bridge loan in the amount of $7 million. On November 2, 2005, the Company obtained an amendment and forbearance from Silicon Valley Bank with respect to its line of credit. The text of Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03, with respect to these two events.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The Company’s Board of Directors filled a vacancy on the Board by the election of Naomi J. Perry as a Director, effective as of October 28, 2005. Ms. Perry is a Client Industry Executive in the EDS Global Communications Industry group and has over 20 years experience in the IT and telecommunications industries. Ms. Perry was nominated by Dolphin Direct Equity Partners, LP pursuant to terms of the Securities Purchase Agreement dated June 30, 2005 between Dolphin and the Company. She was named to the Board’s Technology/Operations Committee, and will serve as its chairperson.

Zaid Haddad, 40, was elected Secretary and designated as the Company’s Principal Accounting Officer effective as of October 28, 2005. Mr. Haddad continues to serve as Corporate Controller of the Company, a position he has held for the past four months. Prior to joining the Company, Mr. Haddad was with Concepts Direct, Inc., where he served as Chief Financial

Officer from September 2002 through July 2005, and Controller from April through September 2002. Prior to that, he served as Controller for Persona, Inc. from April 2001 through April 2002, and Assistant Controller for MessageMedia, Inc. from October 1999 through April 2001.

Item 7.01. Regulation FD Disclosure

On October 31, 2005, the Company issued a press release describing a $7 million bridge loan received from Dolphin, as described in more detail in Item 1.01. On November 3, 2005, the Company issued another press release describing the Fourth Forbearance and Extension Agreement received from Silicon Valley Bank, as described in more detail in Item 1.01.

The above-referenced press releases are furnished as Exhibits 99.1 and 99.2 to this current report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

The Exhibit Index following the signature page of this Form 8-K report lists the exhibits that are filed or furnished herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACT Teleconferencing, Inc.
(Registrant)

Date: November 3, 2005	By:	/s/ Gene Warren

Gene Warren
Chief Executive Officer

Exhibit Index

(All exhibits are filed electronically)

Exhibit 10.1 – Loan Agreement

Exhibit 10.2 – Pledge Agreement

Exhibit 10.3 – Security Agreement

Exhibit 10.4 – Term Promissory Note

Exhibit 10.5 – Subordination Agreement with Silicon Valley Bank

Exhibit 10.6 – Consent Under Loan and Security Agreement

Exhibit 10.7 – Fourth Forbearance and Amendment

Exhibit 99.1 – Press release dated October 31, 2005

Exhibit 99.2 – Press release dated November 3, 2005

5